Exhibit 10.3(g)

U.S. NON-EMPLOYEE DIRECTORS

RESTRICTED STOCK UNIT TERMS AND CONDITIONS

FOR AWARDS UNDER 2007 EQUITY INCENTIVE PLAN

Congratulations on being granted restricted stock units (RSUs) under Spansion’s 2007 Equity Incentive Plan. The number of shares of your award and the vesting schedule are stated in your RSU Award Notice. Your award is subject to the provisions of your Award Notice, these Terms and Conditions, and the Plan (collectively, the “Terms”).

In addition to these Terms and Conditions, you should carefully read your Award Notice and the other Plan documents, which are available on the designated stock administrator’s web site.

Vesting of Your RSUs

An RSU represents a commitment by Spansion to issue one share of Spansion common stock for each RSU awarded on the date the RSU vests, subject to your meeting all applicable requirements. The vesting date is the date on which the restrictions lapse. After vesting, RSUs are converted into full-value shares of Spansion common stock if the applicable Terms have been satisfied. Except as otherwise stated below, your RSUs vest according to the schedule in your Award Notice if you are a director through the entire vesting period.

If Spansion Experiences Certain Corporate Events

•	If Spansion experiences a “Change in Control” as described in the Plan, your outstanding RSUs may become 100% vested, at Spansion’s discretion.

•	If Spansion undergoes certain other corporate events described in the Plan, where it does not survive, or does not survive as a public company, your outstanding RSUs will become 100% vested.

If You Die or Become Totally Disabled

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If you have at least 15 years of service and your service terminates because of your death or total disability, you become immediately vested as of the service termination date in any RSUs that would have vested in the calendar year in which the service terminated.

•	There is no such accelerated vesting of RSUs if your service terminates because of your death or disability and you have less than 15 years of service.

Other Requirements to Receive Shares

You must (i) open and maintain a brokerage account at the Company’s designated stock broker and (ii) not decline the award. If you do not take action as directed in your Award Notice to decline the award, you are deemed to have accepted the award, subject to all applicable Terms. Spansion may refuse to deliver shares to you if you fail to comply with your obligations under the Terms.

Tax Payments

You agree to be responsible for any and all required taxes that may result from your receipt of shares.

Early Termination of Your RSUs

Your Award Notice discloses the Expiration Date for your RSUs. However if your service terminates before the Expiration Date, your unvested RSUs terminate immediately. Terminated RSUs will not be reinstated, even if you rejoin Spansion’s board of directors after your current service terminates.

Non-Transferability of RSUs

Your RSUs and related rights are not transferable except as stated in the Plan. Such transfers include but are not limited to transfers:

•	By a qualified domestic relations order (QDRO), RSUs transferred by a QDRO expire twelve months after the date of transfer

•	According to the last valid beneficiary designation you provided Spansion

•	By the laws of descent and distribution if you have no valid beneficiary designation on file with Spansion.

Governing Law

Your award and the Terms shall be governed by the laws of the State of Delaware without regard to any Delaware conflict of law principles.

Electronic Delivery

Spansion may deliver any documents related to your RSUs by electronic means or request your consent to participate in the Plan by electronic means. You consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Spansion or another third party designated by Spansion.

Severability

If one or more of the provisions of the Terms and Conditions shall be held unenforceable, the enforceability of the remaining provisions shall not be affected and the unenforceable provisions shall be null and void; however, to the extent permissible by law, any provisions which could be null and void shall first be revised retroactively to permit these Terms and Conditions to be interpreted to carry out their intent and the intent of the Plan.

Entire Agreement

The Plan Terms constitute the entire agreement and supersede all prior understandings and agreements between you and Spansion regarding the subject matter of the Terms. Spansion may, however, unilaterally waive any provision in the Terms as long as such waiver does not adversely affect your interests; if Spansion does waive any provision, such waiver does not constitute a subsequent waiver of the same provision or a waiver of any other provision.

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